FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 29, 2026		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the first quarter ended September 30, 2026.

Net sales for the first quarter ended September 30, 2026 were $3,094,078, a decline of $976,700, or 24.0%, compared to net sales of $4,070,778 for the three months ended September 30, 2025. A net loss of $234,168 was generated for the three months ended September 30, 2026 compared to net income of $243,729 for the same period in the prior year. Basic and diluted net loss per common share for the first quarter of fiscal year 2027 was $0.02 compared to basic and diluted net income per common share of $0.03 for the same three-month period one year ago.

“Sales to certain domestic distributors were strong in the first quarter of fiscal year 2027 compared with the prior-year period.  However, the significant custom order that shipped in the first quarter of last year for an Education customer’s new product launch did not recur this year. European distributor sales for the three months ended September 30, 2026 were on par to those for the same period in the prior year, supported by necessary inventory replenishment orders,” Michael J. Koss, Chairman and CEO, said today. “Direct-to-consumer (DTC) sales continue to positively impact sales growth and now represent approximately 37% of the Company’s total turnover.”

Koss continued, “The Company’s gross margin declined 50 basis points to 39.5% in the first quarter of fiscal 2027, compared with 40.0% a year earlier.  The benefit to gross margins of a favorable customer mix of higher margin DTC and domestic distributor sales, along with the recognition of a final tariff refund of $76,000 for previously paid import duties on product from China, were negated by the impact of fixed manufacturing overhead absorption on a lower sales base, coupled with higher freight rates due to general rate increases and peak season surcharges.”

“We remain encouraged by the strength of our domestic distributor business and the growing contribution of DTC sales, which position the Company to build on these positive trends as the fiscal year progresses,” Koss concluded.

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones. Learn more at koss.com and kosscorporation.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," “could,” “would,” “shall,” "forecasts," "predicts," "potential," "continue," “seeks,” “goal,” “projects” or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as continued future fluctuations in economic conditions; the Company’s ability to successfully develop new products and assess potential market opportunities; the receptivity of consumers to new consumer electronics technologies; the Company’s ability to successfully and profitably market its products; the rate and consumer acceptance of new product introductions; the amount and nature of competition for the Company’s products; pricing; the number and nature of customers and their product orders; the Company’s ability to meet demand for products; production by third party vendors; foreign manufacturing, sourcing, and sales (including foreign government regulation, trade and importation concerns); uncertainties associated with the pandemics and other health crises or natural disasters, including their possible effects on the Company’s operations and its supply chain; changes in trade policies and tariffs, import and export restrictions; the impact of the ongoing conflict in Eastern Europe and the instability and escalation in the Middle East on the Company’s operations; the effects of any judicial, executive or legislative action affecting the Company or the audio/video industry; borrowing costs; changes in tax rates; volatility in the price and trading volume of our common stock; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; any impacts of future acquisitions or other strategic transactions; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the Company’s ability to retain and hire key personnel and other risk factors described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30
	2026	2025
Net sales	$3,094,078	$4,070,778
Cost of goods sold	1,872,243	2,442,086
Gross profit	1,221,835	1,628,692

Selling, general and administrative expenses	1,622,430	1,674,732

Loss from operations	(400,595)	(46,040)

Other income (expense):
Interest income	169,070	293,128
Interest expense	(409)	(599)
Total other income, net	168,661	292,529

(Loss) income before income tax provision	(231,934)	246,489

Income tax provision	2,234	2,760

Net (loss) income	$(234,168)	$243,729

(Loss) income per common share:
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03

Weighted-average number of shares:
Basic	9,466,438	9,456,438
Diluted	9,466,438	9,537,817